EXHIBIT 10-2

TEGNA SUPPLEMENTAL RETIREMENT PLAN

Restatement dated August 7, 2007

Amendment No. 5

Pursuant to Article Seven of the TEGNA Supplemental Retirement Plan, Restatement dated August 7, 2007, as amended (the “Plan”), TEGNA Inc. hereby amends the Plan, effective as of the date of this amendment, as follows:

1.	Section 7.1 is amended by adding the following provision to the end thereof:

The Board delegates to the TEGNA Inc. Benefit Plans Committee the authority to adopt any amendment which the TEGNA Inc. Benefit Plans Committee deems necessary or appropriate to facilitate or improve the administration, management, operation or interpretation of the Plan; provided that such amendment is not expected to increase the cost of the Plan in excess of $100,000 per year.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of April 26, 2018.

TEGNA INC.

By:	/s/ Jeffrey Newman
Name: Jeffrey Newman
Title: SVP/Chief Human Resource Officer